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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

The effective date of this Rider is the Date of Issue of the Policy. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.
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                         ACCELERATED DEATH BENEFIT RIDER

Receipt of Accelerated Death Benefit insurance proceeds may affect your eligibility for public assistance programs. You should consult with your attorney or other personal financial advisor. The Death Benefit and any accumulation values and cash values will be reduced if an Accelerated Death Benefit is paid.
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The Benefit

What is the Benefit of this Rider?

Subject to the terms and conditions of this Rider, You may elect to accelerate a portion of the base Policys Death Benefit, if the Insured under the Policy is diagnosed with a Terminal Illness, for an amount up to the lesser of 50% of the Policy's Death Benefit or $250,000.

We will pay the Benefit in one lump sum to the Policy Owner.

Payment is subject to all the limitations of this Rider and the Policy to which it is attached.

How is the Benefit amount determined?

The amount payable will be equal to the present value of the amount of the Policys Death Benefit you choose to accelerate under this Rider calculated at the then current interest rate, as declared by us, but not greater than 8%, less an administrative charge of $100.

The minimum Benefit Amount payable under this Rider is $50,000. The remaining amount of insurance in force under the Policy after payment of this Benefit must be at least $50,000.

What does Terminal Illness mean?

Terminal Illness means an illness for which the Insured's life expectancy is drastically reduced. Satisfactory proof of the terminal illness must include a certification from a licensed physician that the Insureds life expectancy is 12 months or less. We reserve the right to have the Insured examined, at our expense, by one or more physicians of our choice.

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How do I elect this Benefit?

You elect this Benefit by sending a written request to us at our Administrative Office. This Benefit may be elected only once.

Election must be made prior to the Policy anniversary immediately preceding the Insureds age 100.

How is the Policy affected by payment of this Benefit?

The Death Benefit, any base Policy values, and any debt will be reduced in the same proportion as the Benefit paid under this Rider. The Policy will remain in force and reduced premiums will be payable. We will issue an amended Policy Schedule Page(s) to reflect the new reduced amount of insurance in force under the Policy and the effect that payment of this Benefit has on the remaining Policy values, Death Benefit, premiums and loans.

Are Policy premiums waived upon payment of this Benefit?

No, reduced premiums continue to be payable in accordance with the terms of the Policy to which this Rider is attached.

What if there is a waiver of premium and/or monthly deduction rider attached to the Policy?

If a waiver of premium and/or monthly deduction rider(s) is/are in force under the Policy at the time this Benefit is paid, premiums and/or costs for that rider(s) will be reduced.

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Will an outstanding Policy Loan affect the Benefit payable under this Rider?

Yes, the amount of the Policy's Death Benefit you choose to accelerate under this Rider will be reduced proportionately by the amount of any outstanding Policy loan on the date we approve a request to pay the Benefit.

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General Provisions

Can this Rider be contested?

This Rider will be incontestable, as to statements made in the application for it, after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue.

Does this Rider have Cash Values?

No, this Rider does not have cash values.

What effect does an Assignment of the Policy have on this Rider?

The interest of any beneficiary, or other person, under this Rider will be subordinate to any assignment of the Policy whenever made. The assignee will receive any sum payable to the extent of his or her interest.

Are there any restrictions on use of Proceeds?

No restrictions will be made on the use of the proceeds from this Benefit.

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Rider Cost

What is the cost of this Rider?

There will be no additional cost for this Rider.

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Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

     (a) the date we receive at our Administrative Office, written request to end it;

     (b)  the date that the Benefit is paid; under this Rider;

     (c)  the death of the Insured,

     (d)  the Policy anniversary immediately preceding the Insureds age 100; and

     (e)  the date the Policy goes out of force.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.

                                             /s/ David S. Waldman
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                                             DAVID S. WALDMAN, Secretary